Exhibit 10.12

AVALARA, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of April 13, 2018 (the “Execution Date”), by and between Pascal Van Dooren (“Executive”) and Avalara, Inc., a Washington corporation (the “Company”), and shall be effective retroactively as of January 1, 2018 (the “Effective Date”). As of the Effective Date, this Agreement shall supersede and replace in its entirety the Executive Employment Agreement dated June 19, 2017, including any amendments thereto, previously entered into by the parties (the “Second Employment Agreement”), which Second Employment Agreement superseded and replaced in its entirety the Executive Employment Agreement dated September 1, 2014, including any amendments thereto, previously entered into by the parties (the “First Employment Agreement”).

Certain capitalized terms in this Agreement have the meanings set forth in Appendix A attached to this Agreement, which is incorporated into this Agreement in its entirety.

1. EMPLOYMENT

1.1 Position

The Company agrees to continue to employ Executive, and Executive agrees to continue to accept employment by the Company as its Executive Vice President and Chief Revenue Officer and report to the Company’s Chief Executive Officer. Subject to Section 3.3, changes may be made from time to time by the Company in its sole discretion to the duties, reporting relationships and title of Executive. Executive will perform the duties as are commensurate and consistent with Executive’s position and will devote Executive’s full working time, attention and efforts to the Company and to discharging the responsibilities of Executive’s position, and such other duties as may be assigned from time to time by the Company that relate to the business of the Company and are reasonably consistent with Executive’s position. Executive agrees to comply with the Company’s standard policies and procedures, including the Company’s Proprietary Information and Inventions Agreement previously executed by Executive, and with all applicable laws and regulations.

1.2 Outside Activities

During Executive’s employment, Executive will not engage in any business activity that, in the reasonable judgment of the Board of Directors, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other advantage. During Executive’s employment, Executive further agrees not to assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. In signing this Agreement, Executive warrants that Executive is available to perform his duties at the Company without restriction, conflict of interest or breach of any contract or obligation Executive may have entered into with a third party (such as a former employer).

1.3 Term

Unless earlier terminated as provided in this Agreement, the term of this Agreement shall begin on the Effective Date and terminate on June 19, 2021.

2. COMPENSATION AND BENEFITS

The Company agrees to pay or cause to be paid to Executive and Executive agrees to accept in exchange for the services rendered hereunder the following compensation and benefits:

2.1 Annual Salary

Executive’s compensation shall consist of an annual base salary (the “Salary”) of $327,812.00, payable in semi-monthly installments in accordance with the payroll practices of the Company. The Salary may be subject to periodic change while Executive is employed hereunder.

2.2 Bonus, Commission, and Equity Awards

Executive shall be eligible to participate in the Company’s incentive bonus plans as may be adopted from time to time by the Board of Directors (or the Compensation and Leadership Development Committee thereof), subject to and in accordance with the terms and conditions of such plans. Executive shall be eligible to receive an annual target bonus of 70% of Salary. Executive also may be eligible to receive future equity awards under the Company’s equity plan, with the amount, terms and conditions of such equity awards to be determined by the Board of Directors (or the Compensation and Leadership Development Committee thereof). Outstanding equity awards granted to Executive prior to the effective date of the First Employment Agreement shall remain outstanding in accordance with their terms and conditions and are not modified by either the Second Employment Agreement or this Agreement. Outstanding equity awards granted to Executive on or after the effective date of the First Employment Agreement and prior to the Execution Date of this Agreement shall remain outstanding in accordance with their terms and conditions, including the applicable terms and conditions of this Agreement.

2.3 Benefits

Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such employee benefit plans, policies, programs and arrangements as are generally provided to the Company’s other similarly situated executives, which shall include, at a minimum, basic health, dental and vision insurance.

2.4 Vacation and Other Paid Time-Off Benefits

Each calendar year, Executive shall be entitled to at least four (4) weeks of paid vacation and sick days per year, in accordance with the plans, policies, programs and arrangements of the Company applicable to similarly situated executives of the Company generally. Executive also shall be provided such holidays as the Company makes available to all of its other employees.

3. TERMINATION

3.1 Employment at Will

Executive acknowledges and understands that employment with the Company is at will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive’s at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location. Except as expressly provided for in this Agreement, upon any termination of employment, Executive shall not be entitled to receive any payments or benefits under this Agreement other than unpaid Salary earned through the date of termination and unused vacation that has accrued as of the date of Executive’s termination of employment that would be payable under the Company’s standard policy.

3.2 Automatic Termination on Death or Total Disability

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform the duties of Executive’s position for a period or periods aggregating ninety (90) days in any period of one hundred eighty (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Executive and the Company hereby acknowledge that Executive’s ability to perform Executive’s duties is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors (or the Compensation and Leadership Development Committee thereof) of Executive’s Total Disability. In the case of termination of employment under this Section 3.2, Executive shall not be entitled to receive any payments or benefits under this Agreement other than unpaid Salary earned through the date of termination and unused vacation that has accrued as of the date of Executive’s termination of employment that would be payable under the Company’s standard policy.

3.3 Termination of Employment Without Cause or for Good Reason

(a) If (1) the Company terminates Executive’s employment without Cause or (2) Executive resigns for Good Reason, then Executive shall be entitled to receive the following termination payments and benefits; provided, however, that this Section 3.3 shall not apply to, and shall have no effect in connection with, any termination to which Section 3.2 of this Agreement applies:

(i) an amount equal to six (6) months’ Salary at the rate in effect immediately prior to termination (or, if Executive terminates employment for Good Reason due to a material reduction in Executive’s then-in-effect base Salary, immediately prior to such reduction); provided, however, that in the event such termination occurs within twelve (12) months following a Change in Control, such amount shall be equal to twelve (12) months’ Salary, such amount payable to Executive in accordance with the terms below;

(ii) in the event such termination occurs within twelve (12) months following a Change in Control, an amount equal to Executive’s target bonus for the calendar year in which such termination occurs, such amount pro-rated for the number of full months worked in such calendar year prior to termination and payable to Executive in accordance with the terms below;

(iii) if Executive and his spouse and eligible children are entitled to, and timely (and properly) elect to, continue their coverage (or the coverage of any one of them) under the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company shall pay the premiums (or reimburse Executive for any premiums paid by Executive (or Executive’s spouse or eligible children)) for such COBRA continuation coverage for a period of six (6) months following the last day of the month containing Executive’s date of termination (“COBRA Continuation Date”) or until Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plans, whichever period is shorter; provided, however, that in the event such termination occurs within twelve (12) months following a Change in Control, such COBRA continuation coverage shall be for a period of twelve (12) months following the COBRA Continuation Date or until Executive is no longer entitled to COBRA continuation coverage under the group health plans of the Company or, if applicable, those of a Successor Company, whichever period is shorter. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Company may unilaterally amend this Section 3.3(a)(iii) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries or affiliates, including, without limitation, under Section 4980D of the Code;

(iv) in the event such termination occurs within twelve (12) months following a Change in Control, full acceleration of Executive’s then unvested equity awards that vest based on continued employment or service; provided, however, that the foregoing acceleration shall apply only to equity awards granted on or after the effective date of the First Employment Agreement (the payments and benefits set forth in Section 3.3(a)(i)-(iv) are collectively referred to herein as “Severance Payments”); and

(v) unpaid Salary earned through the date of termination and unused vacation that has accrued and would be payable under the Company’s standard policy (collectively, the “Accrued Obligations”), payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated.

(b) As a condition to receiving the payments and benefits under this Section 3.3 other than the Accrued Obligations, Executive must timely execute (and not revoke within the applicable revocation period specified therein) a general release and waiver of all claims against the Company, which release and waiver shall be in a form acceptable to the Company, and in substantially the form attached hereto as Appendix B (the “Release”). To be timely, the Release must become effective (i.e., Executive must have executed the Release and any revocation period must have expired without Executive’s revoking the Release) no later than sixty (60) days (or such earlier date specified in the Release) after Executive’s date of termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will not have any right or entitlement to any of the Severance Payments described in this Section 3.3. In addition, payment of the amounts and benefits under this Section 3.3 is contingent on Executive’s full and continued compliance with the Company’s Proprietary Information and Inventions Agreement, as the same may be amended from time to time.

(c) Notwithstanding the foregoing, termination of employment by Executive will not be for Good Reason unless (1) Executive notifies the Company in writing of the existence of the condition that Executive believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) Executive actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition.

(d) Subject to Section 3.3(b), Severance Payments to which Executive becomes entitled under Sections 3.3(a)(i) and (ii) shall be made to Executive in approximately equal installments through the Company’s regularly scheduled payroll during the six (6) or, if applicable, twelve (12)

month period immediately following Executive’s date of termination. Severance Payments shall commence on the first regularly scheduled payroll date following the date on which Executive’s Release becomes effective; provided, however, that if the maximum period during which Executive can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, payments shall not be made or commence to be made until the later of the effective date of Executive’s Release and the first business day of such subsequent calendar year, regardless of when Executive’s Release becomes effective. The first such Severance Payment shall include payment of all amounts that otherwise would have been paid under Sections 3.3(a)(i) and (ii) prior to such date had such payments commenced as of the first regularly scheduled payroll date occurring immediately after Executive’s date of termination, and any payments made thereafter shall continue as provided herein. Notwithstanding the foregoing, if any payments and benefits payable pursuant to Section 3.3(a) constitute a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions), then the applicable provisions of Section 13 shall apply.

3.4 Code Section 280G

(a) Notwithstanding anything in this Agreement to the contrary, on or after the date of the Company’s initial public offering, in the event that Executive becomes entitled to receive or receives any payment or benefit under this Agreement or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Change in Control or any other person affiliated with the Company or such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Code Section 4999, or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive either (1) the full amount of the Total Payments or (2) an amount equal to the Total Payments, reduced by the minimum amount necessary to prevent any portion of the Total Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Total Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the effective date of the Change in Control occurs, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Executive’s residence on the effective date of the Change in Control, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b) All computations and determinations called for by this Section 3.4 shall be made by a reputable independent public accounting firm or independent tax counsel appointed by the Company (the “Firm”). All determinations made by the Firm under this Section 3.4 shall be conclusive and binding on both the Company and Executive, and the Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten (10) business days after Executive’s employment terminates under any of the circumstances described in Section 3.3, or such earlier time as is requested by the Company. For purposes of making its determinations under this Section 3.4, the Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in making its determinations. The Company shall bear all fees and expenses charged by the Firm in connection with its services.

(c) In the event that Section 3.4(a) applies and a reduction is required to be applied to the Total Payments thereunder, the Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (1) reduction of any Total Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (2) reduction of any Total Payments that are exempt from Code Section 409A.

4. ASSIGNMENT

This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any other corporation or entity resulting from any merger, consolidation or other reorganization to which the Company is a party; (b) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (c) any subsidiary, parent or other affiliate of the Company. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

5. AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

6. NOTICES

Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:	255 S. King Street, Suite 1800
Seattle, WA 98104
Attn: General Counsel
If to Executive:	Address on record at the Company

7. APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

8. ENTIRE AGREEMENT

This Agreement, on and as of the Effective Date, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter are hereby superseded in their entirety, except as otherwise provided herein.

9. SEVERABILITY

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. WAIVERS

No delay or failure by any party hereto in exercising, protecting, or enforcing any of its rights, titles, interests, or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest, or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

11. HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

12. COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 5, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

13. CODE SECTION 409A

The Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates.

Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A so as to avoid the imputation of any tax, penalty or interest under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be construed, interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a) To the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall mean Separation from Service.

(b) If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit on account of Executive’s Separation from Service, until the earlier of (1) the date that is six (6) months after Executive’s Separation from Service for any reason other than death or (2) the date of Executive’s death. The provisions of this Section 3(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A on Executive. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 13(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement, including, without limitation, under Section 3.3, shall be treated as a right to a series of separate and distinct payments.

(d) With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits (except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b)), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) such payment shall be made within thirty (30) days following the submission of appropriate documentation required by the Company and in no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

14. EMPLOYMENT TAXES

All payments made pursuant to this Agreement shall be subject to withholding of all applicable income, employment and other taxes.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the date first set forth above.

EXECUTIVE:

/s/ Pascal Van Dooren
Pascal Van Dooren

COMPANY:

AVALARA, INC.

By:	/s/ Alesia Pinney
Alesia Pinney
Executive Vice President, General Counsel and Secretary

APPENDIX A

DEFINITIONS

Capitalized terms used below that are not defined in this Appendix A have the meanings set forth in the Executive Employment Agreement (the “Agreement”) to which this Appendix A is attached. As used in the Agreement,

1. “Cause” means the occurrence of one or more of the following events:

(i) Executive’s gross negligence with respect to the business and affairs of the Company;

(ii) Executive’s willful disregard or neglect of Executive’s duties, including Executive’s violation of any material Company policy that continues for a period of ten (10) days following written notice thereof by the Company to Executive;

(iii) Executive’s act, or omission to act, intended to cause harm or damage to the business, property, operations, financial condition or reputation of the Company;

(iv) Executive’s material breach of any of the provisions of any written agreement between Executive and the Company breach that is not cured, to the extent susceptible to cure, within thirty (30) days after the Company has given written notice to Executive describing such breach;

(v) Executive’s commission of any act of embezzlement, fraud, theft and/or financial dishonesty with respect to the Company, including without limitation misappropriation of funds, properties and/or assets;

(vi) Executive’s breach of Executive’s fiduciary obligations, or disloyalty, to the Company;

(vii) Executive’s material breach of the Proprietary Information and Inventions Agreement between Executive and the Company; or

(viii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving theft, fraud, dishonesty, misrepresentation or sexual harassment.

The existence or non-existence of Cause shall be determined in good faith by the Company’s Board of Directors.

2. “Change in Control” has the meaning of “Change in Control” as defined in the Company’s 2017 Equity Incentive Plan.

3. “Code” means the Internal Revenue Code of 1986, as amended.

4. “Effective Date” has the meaning set forth in the preamble of the Agreement.

A-1

5. “Good Reason” means, without Executive’s express, written consent:

(i) any material breach by the Company of the Agreement;

(ii) a material reduction in Executive’s level of responsibility, duties or authority;

(iii) a material reduction in Executive’s then-in-effect base salary (other than a reduction that is equal in percentage to, or smaller than, that imposed upon other executives in the Company); or

(iv) relocation of Executive’s principal office to a location more than fifty (50) miles from Executive’s then-current principal office.

6. “Severance Payments” has the meaning set forth in Section 3.3(a)(iv) of the Agreement.

7. “Successor Company” means the surviving company or successor company (or parent company thereof) in connection with a Change in Control. References to “Company” in the Agreement with respect to Severance Payments payable following a qualifying termination of employment following a Change in Control shall also include a Successor Company, as applicable.

A-2

APPENDIX B

FORM OF WASHINGTON RELEASE

In consideration for the payments and benefits to be provided pursuant to Section 3.3 of the Executive Employment Agreement (“Agreement”) entered into by and between                  (“Executive”) and Avalara, Inc., a Washington corporation (the “Company”), with an effective date of January 1, 2018, Executive agrees to the following:

(a) Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court or before any arbitrator. To the extent prohibited by law, this paragraph does not prevent Executive from filing a charge or complaint or participating in government investigations. Nothing in this Release (this “Release”) is intended to or will be used in any way to limit Executive’s rights to communicate with a governmental agency, as provided for, protected under or warranted by applicable law. By signing this Release, Executive is waiving Executive’s right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment from a governmental agency (and not the Company) for information provided to the governmental agency. Executive understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) Executive expressly waives all claims against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Releasees”), from any claims that Executive may have against the Company or the Releasees. It is understood that this Release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (1) Executive’s employment with the Company or its subsidiaries or the termination thereof or (2) Executive’s status at any time as a holder of any securities of the Company, including any claims for wages, stock or stock options, employment benefits or damages of any kind whatsoever arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination Act, the Washington Family and Parental Leave Act, or any other legal limitation on the employment relationship; provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of Executive’s employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Executive, (ii) Executive’s rights to severance pay and benefits under the Agreement;

B-1

(iii) any claims Executive may have for indemnification pursuant to law, contract or Company policy, (iv) any claims for coverage under any applicable directors’ and officers’ insurance policy in accordance with the terms of such policy, or (v) any claims arising from events that occur after the date Executive signs this Release.

Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that Executive has been given a period of twenty-one (21) days to review and consider this Release or forty-five (45) days if Executive’s termination is part of a group reduction in force. Executive further warrants that Executive understands that, with respect to the release of age discrimination claims only, Executive has a period of seven (7) days after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.

EXECUTIVE ACKNOWLEDGES ALL OF THE FOLLOWING:

(A) I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;

(B) I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; AND

(C) PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS, WITH AN ATTORNEY OF MY CHOICE.

Executive Signature
Executive Name (Print)
Date

B-2